Exhibit 99.1

MANHATTAN BANCORP COMPLETES ACQUISITION OF

PROFESSIONAL BUSINESS BANK

LOS ANGELES, CA – June 1, 2012 – Manhattan Bancorp (OTCBB: MNHN) announced today that it has completed its acquisition of Professional Business Bank.  In accordance with the Agreement and Plan of Merger and Reorganization announced on November 22, 2011, Professional Business Bank merged with and into Manhattan Bancorp’s primary subsidiary, Bank of Manhattan, N.A., effective after the close of business on May 31, 2012.

Bank of Manhattan will continue to serve its Southern California customer base through full-service branch locations in Pasadena, Glendale, Montebello, El Segundo and Manhattan Beach (opening Summer 2012) and through mortgage offices in San Diego, Newport Beach, Huntington Beach, Hermosa Beach, Woodland Hills and West Los Angeles, under the brand name of Bank of Manhattan.

“The combination of these two great institutions will enable us to better serve our collective customer base,” said Terry Robinson, Chief Executive Officer of Manhattan Bancorp and Bank of Manhattan. “We look forward to providing continued excellent service to our existing customers, while at the same time steadily increasing our market share assisted by this transaction with increased capital, higher lending limits, an expanded market for our Mortgage Division and increased efficiencies.”

Manhattan Bancorp also announced that John Nerland, previously the President and Chief Banking Officer of Professional Business Bank, was named President of Manhattan Bancorp and Bank of Manhattan, and that James B. Jones, Marshall V. Laitsch, Louis P. Smaldino and Michael A. Zoeller, previously members of the board of directors of Professional Business Bank, have joined the board of directors of Manhattan Bancorp and Bank of Manhattan.

Pursuant to the merger agreement, Professional Business Bank shareholders will receive 1.7991 shares of Manhattan Bancorp common stock for each share of Professional Business Bank they owned.  Fractional shares will not be issued.  Instead, Professional Business Bank shareholders will receive cash in lieu of fractional shares based on the book value per share of Manhattan Bancorp common stock as of April 30, 2012.

About Manhattan Bancorp

Manhattan Bancorp is a bank holding company with approximately $210 million in assets.  Its principal subsidiary, Bank of Manhattan, N.A., is a full service bank headquartered in the South Bay area of Los Angeles, California. Founded in 2007, Bank of Manhattan specializes in delivering relationship banking services and residential mortgages to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms.  Through its wholly-owned subsidiary, MBFS Holdings, Inc., Manhattan Bancorp also indirectly owns a 70% interest in Manhattan Capital Markets LLC, which, either directly or through its wholly-owned subsidiaries, generates revenues primarily from trading income, facilitating trades in whole loans and mortgage-backed securities between institutional clients, and advisory services regarding the evaluation and packaging of mortgage-related portfolios of other institutions.  For more information about Manhattan Bancorp, please visit www.thebankofmanhattan.com.

About Professional Business Bank

Prior to the merger, Professional Business Bank served as a full service commercial banking company with approximately $225 million in assets.  Founded in 2001, Professional Business Bank served the banking needs of Southern California small and middle market businesses with an emphasis on closely-held companies located throughout the San Gabriel Valley and the Tri-Cities area through its locations in Pasadena (2), Glendale, and Montebello.

Forward-Looking Statements

This press release contains statements regarding the contemplated future financial and operating results, benefits and synergies of the merger and other statements about the future expectations, beliefs, goals, plans or prospects of the management of Manhattan Bancorp and its subsidiaries (collectively, the “Company”).  These statements are based on current expectations, estimates, forecasts and projections and management assumptions about the future performance of the Company, as well as the businesses and markets in which it does and expects to operate.  These statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “estimates,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans, “seeks,” and variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that may cause actual outcomes to differ from what is expressed or forecasted in these forward-looking statements include, among things: difficulties and delays in integrating the formerly separate operations of Bank of Manhattan and Professional Business Bank and achieving anticipated synergies, cost savings and other benefits from the transaction; higher than anticipated transaction costs; deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; the impact of changes in interest rates; a continuing decline in economic conditions or the failure of economic conditions to improve; increased competition among financial service providers; the Company’s ability to attract deposit and loan customers; the quality of the Company’s earning assets; government regulation; and management’s ability to manage the Company’s operations.  For a more complete list and description of these and other risks and uncertainties, refer to our Annual Report on Form 10-K for the year ended December 31, 2011 and other reports that we have filed with the Securities and Exchange Commission.  Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we disclaim any intention or obligation to update any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Contact:

Manhattan Bancorp

Terry L. Robinson, Chief Executive Officer

(310) 606-8080